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                                                                     EXHIBIT 8.1



                            STEEL HECTOR & DAVIS LLP

                                                            November 2, 1999

Ryder Vehicle Lease Trust 1999-A
Ryder Truck Rental I LP
and Ryder Funding LP
c/o Ryder Truck Rental, Inc.
3600 NW 82nd Avenue
Miami, Florida 33166

                      Re: Ryder Vehicle Lease Trust 1999-A
                          --------------------------------

Ladies and Gentlemen:

         We have acted as special federal income tax counsel for Ryder Vehicle Lease Trust 1999-A, a Delaware business trust (the "Issuer"), Ryder Truck Rental I LP, a Delaware limited partnership ("RTR I LP"), and Ryder Funding LP, a Delaware limited partnership (the "Transferor"), in connection with the preparation of the Registration Statement on Form S-1 (File No. 333-81455), filed with the Securities and Exchange Commission ("SEC") on June 24, 1999, as amended by Amendment No. 1, filed with the SEC on September 17, 1999, Amendment No. 2, filed with the SEC on October 19, 1999, and Amendment No. 3, filed with the SEC on November 2 (the "Prospectus"). All capitalized terms not otherwise defined herein have the meanings given to them in the Prospectus.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Prospectus, the SUBI Trust Agreement, the Administration Agreement, the Program Operating Lease, the SUBI Certificate Transfer Agreement, the forms of the Senior Notes, Certificates and Subordinated Notes, and such other agreements, records, documents, and instruments, as in our judgement were necessary or appropriate (the "Documents"), and have made such inquiries of such officers and representatives of the Transferor and such other persons as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the correctness of all representations made therein. We have further assumed that the final executed Documents are substantially the




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Ryder Vehicle Lease Trust 1999-A
November 2, 1999
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same as those that we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents. Finally, our opinions are based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

         Based on the foregoing, subject to the next succeeding paragraph, and assuming full compliance with all the terms of the Documents, we hereby adopt and confirm as our opinion the description in the Prospectus under the caption "Material Federal Income Tax Consequences," insofar as such statements constitute matters of law or legal conclusions and except to the extent qualified therein. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance of the Senior Notes, but with respect to those federal income tax consequences which are discussed, in our opinion, the description is accurate in all material respects.

         The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law with respect thereto, any of which may be changed at any time with retroactive effect. Further, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We express no opinion as to any matters not specifically covered by the foregoing opinion, or as to the effect on the matters covered by this opinion on any other matters, or as to the laws of any other jurisdictions. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts, including the taking of any action by any party to any of the transactions described in the Documents pursuant to any opinion of counsel as required by any of the Documents relating to such transactions, or in the Documents on which this opinion is based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

         We consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the headings "Tax Status", "Material Federal Income Tax Consequences" and "Legal Matters" in the Prospectus, without admitting that we are "experts" within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion may not be used for any other purpose.

                                                 Very truly yours,

                                                 /s/ Steel Hector & Davis LLP